Name	Jurisdiction of Incorporation

Chanticleer Advisors, LLC	Nevada, U.S.A.

Avenel Ventures, LLC	Nevada, U.S.A.

Avenel Financial Services, LLC	Nevada, USA

Crown Restaurants Kft.	Hungary

Chanticleer Holdings Limited	Jersey

DineOut SA Ltd.	England

Chanticleer Holdings Australia Pty, Ltd.	Australia

Hooters Umhlanga (Pty.) Ltd.	South Africa

Tundraspex (Pty.) Ltd.	South Africa

Hooters CapeTown (Pty.) Ltd.	South Africa

Hooters Emperors Palace (Pty.) Ltd.	South Africa

Chanticleer South Africa (Pty) Ltd.	South Africa

Hooters SA (Pty) Ltd	South Africa

Pulse Time (Pty) Ltd	South Africa

Hooters Ruimsig (Pty) Ltd.	South Africa

American Roadside Burgers, Inc.	Delaware, U.S.A.

West End Wings LTD	United Kingdom

Chanticleer Investment Partners, LLC	North Carolina, USA

JF Restaurants, LLC	North Carolina, U.S.A.

JF Franchising Systems, L.L.C.	North Carolina, USA

American Burger Morehead, LLC	North Carolina, USA

Dallas Spoon, LLC	Texas, USA

Dallas Spoon Beverage, LLC	Texas, USA

Tacoma Wings, LLC	Washington, USA

Oregon Owl’s Nest, LLC	Oregon, USA

Jantzen Beach Wings, LLC	Oregon, U.S.A.

Chanticleer Holdings Australia Pty, Ltd.	Australia

Hoot Surfers Paradise Pty. Ltd.	Australia

Hoot Townsville Pty. Ltd	Australia

Hoot Parramatta Pty Ltd	Australia

Hoot Australia Pty Ltd	Australia

Hoot Penrith Pty Ltd	Australia

TMIX Management Australia Pty Ltd.	Australia